Exhibit 99.1

Press Release

MagnaChip Reports First Quarter 2018 Financial Results

SEOUL, South Korea and SAN JOSE, Calif., April 30, 2018 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the first quarter of 2018.

Q1 2018 Summary

•	Revenue of $165.8 million exceeded the high-end of $158-164 million guidance range; revenue increased 2.5% YoY

•	OLED display driver revenue of $34.3 million increased 112% YoY and 141% from Q4 2017; achieved 10 new design wins for OLED display drivers

•	Gross profit margin of 26.9% in line with 26-28% guidance range; gross profit margin increased by 1.2 percentage points YoY and gross profit dollars increased 7.2% YoY

•	Operating income of $7.4 million increased 15.9% YoY

•	Adjusted EBITDA of $15.5 million increased 18.4% YoY

CEO Comments: “Revenue in the first quarter exceeded expectations, fueled by a sharp rebound in demand for our mobile OLED display drivers from smartphone makers, primarily in China,” said YJ Kim, Chief Executive Officer.

“When we reported Q4 2017 financial results in February, we stated that OLED revenue in Q1 2018 had the potential to increase sequentially by more than 75%, and expressed confidence that OLED revenue was on track to exceed 50% growth in 2018 as compared to 2017 or clearly exceed $100 million for the full year. In fact, our OLED revenue in Q1 increased 141% sequentially and, based upon our current business visibility, we now anticipate OLED revenue growth in 2018 will surpass our previous targets.” CEO Kim added, “During Q1, MagnaChip secured a total of 10 new OLED design wins from smartphone makers in China and elsewhere in Asia, and sampled a new third-generation 40-nanometer rigid bezel-less OLED display driver that already has won design-in by a leading smartphone maker for a device targeted to the mainstream market in the second half of 2018.”

CFO Comments:

“Key financial indicators in the first quarter compared favorably with results achieved in the same year-ago period despite previously disclosed headwinds, including higher raw wafer costs and typical seasonal weakness.” said Jonathan Kim, Chief Financial Officer. Revenue in Q1 2018 increased 2.5% as compared to Q1 2017, gross profit margin improved by 1.2 percentage points, gross margin dollars increased by 7.2%, operating income rose 15.9% and Adjusted EBITDA was higher by 18.4% as compared to the first quarter a year ago. Revenue from lower-margin products in the non-OLED portion of the Display business line decreased in Q1 due to a strategic portfolio optimization initiative to improve product mix and profitability over time. CFO Kim added, “Our results in Q1 demonstrated our ongoing commitment to focus on achieving profitable growth.”

First Quarter Financial Review

Total Revenue

Total revenue in the first quarter of 2018 was $165.8 million, up 2.5% as compared to $161.7 million from the first quarter of 2017, and down 5.0% from the fourth quarter of 2017.

Segment Revenue and Segment Adjustments

In January 2018, as part of the Company’s ongoing portfolio optimization effort to realign business processes and streamline the organizational structure, the Company transferred a portion of the non-OLED Display business, which was $4.4 million for Q1 2018, from the Standard Products Group to the Foundry Services Group. The transferred non-OLED Display business has characteristics more closely aligned with the Foundry business than with Standard Products and resided within the Display business line primarily as a result of a long standing customer relationship established many years ago. The historical financial results below are discussed both on an as reported and as adjusted basis for comparative purposes.

Foundry Services Group revenue in the first quarter was $77.4 million, about flat with reported revenue of $77.5 million from the first quarter of 2017, and down 4.0% from the fourth quarter of 2017 on an as reported basis; and down 7.3% from the first quarter of 2017, and down 14.2% from the fourth quarter of 2017 on an as adjusted basis.

Following the strategic realignment and portfolio optimization discussed above, Standard Products Group revenue in the first quarter of 2018 was $88.4 million, up 5.0% year-over-year and down 5.9% sequentially on an as reported basis; and up 13.1% year-over-year and up 4.8% sequentially on an as adjusted basis. The improved results in the Standard Products Group reflected an improvement in mobile OLED driver revenue in connection with the introduction of new OLED smartphones from China manufacturers, higher demand for MOSFETS for mobile battery and television products, despite lower LCD display driver revenue. The sequential revenue decline in Q1 2018 as compared with the fourth quarter of 2017 stemmed primarily from a previously announced strategic plan to reduce business from lower-margin LCD display drivers in the Standard Products Group.

Total Gross Profit and Gross Profit Margin

Total gross profit in the first quarter of 2018 was $44.6 million or 26.9% as a percentage of sales as compared with gross profit of $41.6 million or 25.7% gross profit margin in the first quarter of 2017, and $49.4 million or 28.3% gross profit margin for the fourth quarter of 2017.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 26.7% in the first quarter of 2018 as compared with, on an as reported basis, 28.5% in the first quarter of 2017 and 31.7% in the fourth quarter of 2017. The Foundry Services Group gross profit margin was, on an as adjusted basis, 27.9% in the first quarter of 2017 and 30.4% in the fourth quarter of 2017. The Standard Products Group gross profit margin was 27.2% in the first quarter of 2018 as compared with, on an as reported basis, 23.1% in the first quarter of 2017, and 25.3% in the fourth quarter of 2017. The Standard Products Group gross profit margin was, on an adjusted basis, 23.3% in the first quarter of 2017, and 26.0% in the fourth quarter of 2017.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income, on a GAAP basis, for the first quarter was $7.4 million, as compared with $6.4 million in the first quarter of 2017, and $7.6 million in the fourth quarter of 2017.

Net income, on a GAAP basis, for the first quarter was $2.8 million or $0.08 per basic share and diluted share, as compared with net income on a GAAP basis of $43.7 million or $1.30 per basic share and $1.05 per diluted share in the first quarter of 2017, and compared with net income of $43.7 million or $1.28 per basic share and $0.99 per diluted share in the fourth quarter of 2017.

Adjusted Net Income, a non-GAAP financial measure, for the first quarter of 2018 totaled $1.4 million or $0.04 per basic and diluted share, as compared with Adjusted Net Income of $0.5 million or $0.01 per basic and diluted share in the first quarter of 2017, and compared with Adjusted Net Income of $9.1 million or $0.27 per basic share and $0.23 per diluted share in the fourth quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, in the first quarter was $15.5 million or 9.3% of revenue, as compared with Adjusted EBITDA of $13.1 million or 8.1% of revenue in the first quarter of 2017, and compared with Adjusted EBITDA of $20.5 million or 11.8% of revenue in the fourth quarter of 2017.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $123.1 million at the end of the first quarter, down from $128.6 million at the end of the fourth quarter of 2017.

Note: The following table sets forth information relating to our operating segments (in thousands). The historical amounts below are presented both on an as reported and as adjusted basis to show the impact of the strategic realignment and transfer of a portion of the non-OLED Display business from the Standard Products Group to the Foundry Services Group beginning in the first quarter of 2018:

	Three Months Ended
	March 31, 2018	March 31, 2017 As Reported	March 31, 2017 As Adjusted
Net Sales
Foundry Services Group	$77,429	$77,528	$83,542
Standard Products Group
Display Solutions	49,696	48,879	42,865
Power Solutions	38,667	35,280	35,280

Total Standard Products Group	$88,363	$84,159	$78,145
All other	27	23	23

Total net sales	$165,819	$161,710	$161,710

	Three Months Ended
	March 31, 2018		March 31, 2017 As Reported		March 31, 2017 As Adjusted
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$20,664	26.7%	$22,087	28.5%	$23,312	27.9%
Standard Products Group	24,039	27.2	19,460	23.1	18,235	23.3
All other	(122)	(452)	23	100.0	23	100.0

Total gross profit	$44,581	26.9%	$41,570	25.7%	$41,570	25.7%

First Quarter 2018 and Recent Company Highlights

MagnaChip:

•	Announced it will host its Annual Foundry Technology Symposium in Santa Clara, California on May 23, 2018

•	Now offers automotive-grade 0.18 micron BCD process technology with up to 100V Operation Voltage

•	Announced that Second-Generation 0.13 micron BCD process technology with high-density embedded flash memory is now available to Foundry customers

•	Multi-level thick IMD process for capacity with ultra-high breakdown voltage is now available to Foundry customers

Second Quarter 2018 Business Outlook

For the second quarter of 2018, MagnaChip anticipates:

•	Revenue to be in the range of $182 million to $188 million, up sequentially 11.6% at the mid-point of the projected range. The guidance for the second quarter compares with revenue of $165.8 million in the first quarter of 2018 and $166.7 million in the second quarter of 2017.

•	Despite headwinds, gross profit margin to be in the range of 26% to 28%. This compares to 26.9% in the first quarter of 2018, and 28.0% in the second quarter of 2017.

First Quarter 2018 Conference Call

The conference call will be webcast live today and also is available by dialing toll-free at 1-844-536-5472. International call-in participants can dial toll-free at 1-614-999-9318. The conference ID number is 1777267. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EDT start time today to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 1777267.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with over 30 years of operating history, owns a portfolio of approximately 3,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including second quarter 2018 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2018 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:
In the United States:	In Korea:
Bruce Entin	Chankeun Park
Investor Relations	Director, Public Relations
Tel. +1-408-625-1262	Tel. +82-2-6903-5223
Investor.relations@magnachip.com	chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net sales	$165,819	$174,580	$161,710
Cost of sales	121,238	125,229	120,140
Gross profit	44,581	49,351	41,570
Gross profit %	26.9%	28.3%	25.7%
Operating expenses
Selling, general and administrative expenses	17,622	23,631	23,148
Research and development expenses	19,580	18,083	17,958
Restructuring and other gain	—	—	(17,010)
Early termination charges	—	—	11,107
Total operating expenses	37,202	41,714	35,203
Operating income	7,379	7,637	6,367
Interest expense	(5,463)	(5,460)	(5,173)
Foreign currency gain, net	1,318	39,297	41,786
Other income, net	519	1,006	1,611
Income before income tax expenses	3,753	42,480	44,591
Income tax expenses (benefits)	990	(1,173)	853
Net income	$2,763	$43,653	$43,738
Earnings per common share:
- Basic	$0.08	$1.28	$1.30
- Diluted	$0.08	$0.99	$1.05
Weighted average number of shares—Basic	34,253,111	34,176,812	33,662,297
Weighted average number of shares—Diluted	35,154,693	45,573,889	42,892,044

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$2,763	$43,653	$43,738
Adjustments:
Interest expense, net	5,123	5,149	4,976
Income tax expenses (benefits)	990	(1,173)	853
Depreciation and amortization	7,958	7,457	6,758
EBITDA	16,834	55,086	56,325
Restructuring and other gain	—	—	(17,010)
Early termination charges	—	—	11,107
Equity-based compensation expense	665	722	830
Foreign currency gain, net	(1,318)	(39,297)	(41,786)
Derivative valuation loss (gain), net	76	(436)	(637)
Restatement related expenses (gain), net	(765)	4,319	4,259
Secondary offering expenses	—	154	—
Adjusted EBITDA	$15,492	$20,548	$13,088
Net income	$2,763	$43,653	$43,738
Adjustments:
Restructuring and other gain	—	—	(17,010)
Early termination charges	—	—	11,107
Equity-based compensation expense	665	722	830
Foreign currency gain, net	(1,318)	(39,297)	(41,786)
Derivative valuation loss (gain), net	76	(436)	(637)
Restatement related expenses (gain), net	(765)	4,319	4,259
Secondary offering expenses	—	154	—
Adjusted Net Income	$1,421	$9,115	$501
Adjusted Net Income per common share:
- Basic	$0.04	$0.27	$0.01
- Diluted	$0.04	$0.23	$0.01
Weighted average number of shares – Basic	34,253,111	34,176,812	33,662,297
Weighted average number of shares – Diluted	35,154,693	45,573,889	34,301,291

We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) restructuring and other gain, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency gain, net, (v) derivative valuation loss (gain), net, (vi) restatement related expenses (gain), net and (vii) secondary offering expenses. EBITDA for the periods indicated is defined as net income before interest expense, net, income tax expenses (benefits) and depreciation and amortization. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income for the periods as net income, adjusted to exclude (i) restructuring and other gain, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency gain, net, (v) derivative valuation loss (gain), net, (vi) restatement related expenses (gain), net and (vii) secondary offering expenses.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	March 31, 2018	December 31, 2017
	(In thousands of US dollars, except share data)
Assets
Current assets
Cash and cash equivalents	$123,136	$128,575
Accounts receivable, net	88,854	92,026
Unbilled accounts receivable	39,161	—
Inventories, net	56,658	73,073
Other receivables	7,885	4,292
Prepaid expenses	13,807	9,250
Hedge collateral	2,700	7,600
Other current assets	11,972	15,444

Total current assets	344,173	330,260

Property, plant and equipment, net	205,076	205,903
Intangible assets, net	4,290	4,061
Long-term prepaid expenses	14,306	12,791
Deferred income tax assets	312	264
Other non-current assets	6,511	5,510

Total assets	$574,668	$558,789

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$69,540	$65,940
Other accounts payable	10,023	10,261
Accrued expenses	44,908	51,746
Deferred revenue	13,202	8,335
Other current liabilities	1,296	1,860

Total current liabilities	138,969	138,142

Long-term borrowings, net	303,948	303,416
Accrued severance benefits, net	151,889	148,905
Other non-current liabilities	9,796	7,963

Total liabilities	604,602	598,426

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 42,749,168 shares issued and 34,374,959 outstanding at March 31, 2018 and 42,563,808 shares issued and 34,189,599 outstanding at December 31, 2017	428	426
Additional paid-in capital	137,869	136,259
Accumulated deficit	(29,642)	(40,889)
Treasury stock, 8,374,209 shares at March 31, 2018 and December 31, 2017, respectively	(102,319)	(102,319)
Accumulated other comprehensive loss	(36,270)	(33,114)

Total stockholders’ deficit	(29,934)	(39,637)

Total liabilities and stockholders’ equity	$574,668	$558,789

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities
Net income	$2,763	$43,738
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	7,958	6,758
Provision for severance benefits	4,512	7,386
Amortization of debt issuance costs and original issue discount	532	446
Gain on foreign currency, net	(1,682)	(49,059)
Restructuring and other gain	—	(17,010)
Stock-based compensation	1,469	830
Other	(337)	1,185
Changes in operating assets and liabilities
Accounts receivable, net	3,115	(15,734)
Unbilled accounts receivable	(639)	—
Inventories, net	(13,150)	1,077
Other receivables	(3,746)	(296)
Other current assets	(1,071)	(1,155)
Accounts payable	3,168	1,814
Other accounts payable	(2,759)	(3,499)
Accrued expenses	(7,129)	(7,128)
Deferred revenue	4,809	(73)
Other current liabilities	(570)	(212)
Other non-current liabilities	618	(62)
Payment of severance benefits	(2,247)	(7,524)
Other	465	(162)
Net cash used in operating activities	(3,921)	(38,680)
Cash flows from investing activities
Proceeds from settlement of hedge collateral	4,863	2,164
Payment of hedge collateral	—	(4,452)
Proceeds from disposal of plant, property and equipment	—	581
Purchase of plant, property and equipment	(7,329)	(5,368)
Payment for intellectual property registration	(409)	(216)
Collection of guarantee deposits	14	295
Payment of guarantee deposits	—	(41)
Other	(36)	20
Net cash used in investing activities	(2,897)	(7,017)
Cash flows from financing activities
Proceeds from issuance of senior notes	—	86,250
Payment of debt issuance costs	—	(5,902)
Proceeds from issuance of common stock	142	1,689
Acquisition of treasury stock	—	(11,401)
Net cash provided by financing activities	142	70,636
Effect of exchange rates on cash, cash equivalents and restricted cash	1,237	6,082
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,439)	31,021
Cash, cash equivalents and restricted cash
Beginning of the period	128,575	101,606
End of the period	$123,136	$132,627